Execution Version

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of January 17, 2025, by and among Enviri Corporation (the “Company”) and the entities and natural persons set forth in the signature pages hereto (collectively, “NB”) (each of the Company and NB, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and NB have engaged in discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, as of the date hereof, NB has beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”)) of 4,760,464 shares of Company’s common stock, par value $1.25 per share (the “Common Shares”); and

WHEREAS, as of the date hereof, the Company and NB have determined to come to an agreement with respect to the addition of a new independent member to the Company’s board of directors (the “Board”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.

Board Appointment and Related Agreements.

(a)

Appointment of Agreed Nominees.

(i)

The Company and NB shall act in good faith and cooperate to identify Qualified Independent Candidates and mutually agree upon (A) one (1) Qualified Independent Candidate as promptly as practicable after the date hereof but no later than ninety (90) days from the date hereof, and (B) an additional Qualified Independent Candidate as promptly as practicable after the date hereof but no later than two hundred and forty (240) days from the date hereof for appointment to the Board (each such agreed Qualified Independent Candidate, the “Agreed Appointee”). In furtherance of the foregoing, the Company shall consider in good faith the candidates previously identified by NB to the Company and any additional Qualified Independent Candidates identified and proposed by NB, and undertake the Company’s vetting processes generally applicable to non-management directors of the Company with respect to any such candidate. In addition, NB shall consider in good faith Qualified Independent Candidates identified and proposed by the Governance Committee of the Board (the “Governance Committee”). For an individual to be a “Qualified Independent Candidate,” such individual shall (A) have submitted to the Company (1) a fully completed copy of a director questionnaire (in the form contemplated by Article III, Section 2(a)(iii) of the Company’s Amended and Restated By-Laws (the “By-Laws”)) and other reasonable and customary director onboarding documentation (including an authorization form to conduct a background check, a written representation agreement (in the form contemplated by Article III, Section 2(a)(iv) of the By-Laws) and consent to be named as a director in the Company’s proxy statement (if applicable)) required by the Company to be completed and executed by other directors in connection with the appointment or election of Board members, and

(2) a written representation that such person, if appointed or elected as a director of the Company, would be in compliance, and will comply with, all applicable publicly disclosed confidentiality, corporate governance, conflict of interest, Regulation FD, code of conduct and ethics, and stock ownership and trading policies and guidelines of the Company that have been provided to such person prior to such date, (B) possesses such financial and/or business experience relevant to be a director of the Company, taking into account the skills and experience needed to be added to the Board, (C) not be an employee or officer of, and shall otherwise be independent of, NB and its Affiliates and Associates, and (D) qualify as an independent director of the Company pursuant to New York Stock Exchange (“NYSE”) listing standards (in the case of the matters set forth in clauses (B) through (D), as reasonably determined by the Governance Committee .

(ii)

As promptly as practicable after an Agreed Appointee is mutually agreed upon by the Parties, the Board and all applicable committees of the Board shall take all necessary actions to immediately appoint the Agreed Appointee to the Board in accordance with the organizational documents of the Company and the Delaware General Corporation Law (“DGCL”); provided that, if the Agreed Appointee is mutually agreed upon during the period after the second (2nd) business day prior to the filing with the Securities and Exchange Commission (the “SEC”) of the Company’s definitive proxy statement for the Company’s 2025 annual meeting of stockholders (the “2025 Annual Meeting”), the Board and all applicable committees of the Board shall take all necessary actions to appoint the Agreed Appointee to the Board effective immediately after the 2025 Annual Meeting.

(iii)

If an Agreed Appointee is mutually agreed upon by the Parties prior to the second (2nd) business day prior to the filing with the SEC of the Company definitive proxy statement for the 2025 Annual Meeting date of the 2025 Annual Meeting, the Company shall include the Agreed Appointee in the Company’s slate of recommended nominees standing for election at the 2025 Annual Meeting and shall recommend, support and solicit proxies for the election of such Agreed Appointee at the 2025 Annual Meeting in the same manner as it does for the Company’s other nominees with respect to the 2025 Annual Meeting. During the Standstill Period, the Company shall include each Agreed Appointee that is a member of the Board at the time of the filing with the SEC of the Company definitive proxy statement for the Company’s 2026 annual meeting of stockholders (the “2026 Annual Meeting”) in the Company’s slate of recommended nominees standing for election at the 2026 Annual Meeting and shall recommend, support and solicit proxies for the election of such Agreed Appointee at the 2026 Annual Meeting in the same manner as it does for the Company’s other nominees with respect to the 2026 Annual Meeting. If an Agreed Appointee (or any replacement thereof pursuant to this section) is unable or unwilling to serve as a director, resigns as a director or is removed as a director prior to the expiration of the Standstill Period (as defined below), the Parties shall act in good faith and cooperate to promptly identify and mutually agree upon a replacement Qualified Independent Candidate for appointment to the Board (any such replacement nominee, when appointed to the Board, shall be referred to as a “Replacement Director”), and once agreed upon by the Parties, the Board and all applicable committees of the Board shall take all necessary actions to immediately appoint the Replacement Director to the Board. Effective upon the appointment of a Replacement Director to the Board, such Replacement Director will be considered an Agreed Appointee for all purposes of this Agreement.

(iv)

Effective upon the appointment of an Agreed Appointee to the Board, the Board and all applicable committees thereof shall take all necessary actions to appoint such individual to at least one standing committee of the Board, subject to his or her willingness to so serve. Upon the appointment to the Board of any Replacement Director (as defined below), the Board and all applicable committees of the Board shall take all necessary actions to appoint such Replacement Director to at least one standing committee of the Board. Each Agreed Appointee will have the same access to all Board committee materials and meetings as all the other members of the Board. The Board shall take all necessary actions to appoint at least one Agreed Appointee to any new committee established by the Board.

(v)

The parties acknowledge that each Agreed Appointee, upon election or appointment to the Board, will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related person transactions, fiduciary duties, codes of conduct, trading, and disclosure policies, director resignation policy, share ownership guidelines, and other governance guidelines and policies of the Company as other independent directors of the Company (collectively, “Company Policies”) and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation, and fees, as are applicable to all independent directors of the Company. The Company agrees that any changes to the Company Policies or organizational documents, or new Company Policies, will be adopted in good faith and not for the purpose of undermining or conflicting with the arrangements contemplated hereby.

(vi)

From the date hereof and continuing until the date of the 2026 Annual Meeting, the Company shall not call or hold any interim special meeting of shareholders for the purpose of removing and/or replacing an Agreed Appointee, unless not doing so would constitute a breach of the Board’s fiduciary duties.

(vii)

The Company’s obligations under this Section 1(a) shall terminate at such time NB beneficially owns (as determined under Rule 13d-3 promulgated under the Exchange Act) less than four percent (4%) of the Company’s then outstanding Common Shares. NB shall notify the Company at such time at which its beneficial ownership of the Company’s then outstanding Common Shares falls below four percent (4%). In addition, the Company’s obligations under this Section 1(a) and Section 11 shall terminate upon any material breach of this Agreement by NB upon five business days’ written notice by the Company to NB if such breach has not been cured within such notice period.

(b)

Additional Agreements.

(i)

NB shall comply, and shall cause each of its controlled Affiliates and Associates (collectively, “Covered Persons”) to comply, with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Covered Person. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii)

During the Standstill Period, NB shall appear in person or by proxy at the 2025 Annual Meeting and the 2026 Annual Meeting and vote all Common Shares beneficially owned by NB as of the record date for such annual meeting (A) in favor of all of the Company’s director nominees, (B) in favor of the ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year of the Company during which such annual meeting is held and (C) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal. With respect to any other matter submitted to a vote of the Company’s stockholders, NB shall appear in person or by proxy and vote all Common Shares beneficially owned by NB as of the record date for such meeting in accordance with the Board’s recommendation if such recommendation is consistent with the recommendation of Institutional Shareholder Services Inc. or Glass Lewis & Co., LLC with respect to such matter and such vote is consistent with NB’s Proxy Policies and Procedures. Notwithstanding the foregoing, NB shall be permitted to vote in its discretion on any proposal of the Company in respect of any (a) merger, takeover offer, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination or (b) any other transaction that would result in (i) any person, entity or group (as defined in Section 13(d)(3) of the Exchange Act) becoming a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the voting power of the stockholders of the Company for the election of directors of the Company, (ii) the Company entering into a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s shareholders retain less than fifty percent (50%) of the voting power of the surviving entity’s then outstanding equity securities or (iii) a sale of all or substantially all of the assets of the Company (clauses (a) and (b), collectively, an “Extraordinary Transaction”).

(iii)

NB acknowledges that all directors (including the Agreed Appointees and any Replacement Directors) are (A) governed by, and required to comply with, all policies, procedures, codes, rules, standards and guidelines applicable to all members of the Board and (B) required to keep confidential all Company confidential information and not disclose to any third parties (including NB and its Affiliates and Associates) any such Company confidential information.

2.

Standstill Provisions.

(a)

NB agrees that, during the period (the “Standstill Period”) from the date of this Agreement until the date that is the earlier of (A) two hundred and forty (240) days following the date hereof, if two Agreed Appointees have not been mutually agreed by NB and the Company and appointed to the Board as of such date, other than by reason of a material breach by NB of this Agreement (and, provided that, if the Standstill Period terminates by reason of this clause (A), it shall be reinstated at such time at which two

Agreed Appointees shall have been mutually agreed by NB and the Company and appointed to the Board); (B) thirty (30) days prior to the deadline for the submission of stockholder nominations for the 2027 Annual Meeting pursuant to the By-Laws (notice of which the Company shall provide NB in writing prior to the occurrence thereof, if different than the deadline therefore set forth in the Company’s definitive proxy statement for the 2026 Annual Meeting) and (C) the Company’s material breach of this Agreement (provided NB shall have given the Company five business days’ written notice of such breach and such breach has not been cured within such notice period), NB shall not, and shall cause each Covered Person not to, in each case directly or indirectly, in any manner:

(i)

(A) call or seek to call (publicly or otherwise), alone or in concert with others, a meeting of the Company’s stockholders or action by written consent (or the setting of a record date therefor), (B) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination or appointment of, any candidate to the Board, except as expressly set forth in Section 1, (C) make or be the proponent of any stockholder proposal to the Company or the Board or any committee thereof, (D) seek, alone or in concert with others (including through any “withhold,” “just-say-no” or similar campaign), the removal or resignation of any member of the Board, (E) conduct a referendum of stockholders of the Company or (F) submit any notice regarding cumulation of votes with respect to a meeting of the Company’s stockholders or a consent solicitation; provided, however, that nothing in this Agreement shall prevent any Covered Person from taking actions in furtherance of identifying director candidates in connection with the 2027 Annual Meeting or requesting from the Company materials required under the By-Laws to submit the nomination of director candidates at the 2027 Annual Meeting, so long as such actions do not create a public disclosure obligation for NB or the Company or any of their respective Affiliates, are not publicly disclosed by NB or its representatives, Affiliates or Associates and are undertaken on a basis reasonably designed to be confidential;

(ii)

make any request for stock list materials or other books and records of the Company or any of its Affiliates under any statutory or regulatory provisions providing for stockholder access to books and records of the Company or any of its Affiliates;

(iii)

engage in any “solicitation” (as such term is used in the proxy rules promulgated under the Exchange Act (as defined below) of proxies or consents with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or any of its Affiliates or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents;

(iv)

(A) make any offer or proposal (with or without conditions) with respect to any merger, takeover offer, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or any of its Affiliates or any of their respective assets or businesses, (B) solicit or knowingly encourage or influence a third party to make an offer or proposal (with or without conditions) with respect to any merger, takeover offer, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or any of its Affiliates or any of their respective assets or businesses, or knowingly encourage, influence or support any third party in making such an offer or proposal, or (C) publicly comment on any third party proposal regarding any merger, takeover offer, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company or any of its Affiliates or any of their respective assets or businesses; provided that the restrictions in this Section 2(a)(v) shall terminate automatically upon the earliest of the following: (A) the Company’s entry into (x) a definitive agreement with respect to any merger, takeover offer, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination that would result in the acquisition by any person or group of more than 50% of the voting power of the stockholders of the Company for the election of directors of the Company or substantially all of the assets of the Company or other Extraordinary Transaction, and (B) the commencement of any tender or exchange offer (by any person or group other than NB or any of its Affiliates) which, if consummated, would result in the acquisition by any person or group of more than 50% of the Common Shares, unless within 10 business days of the commencement of such tender or exchange offer the Company files with the SEC a Schedule 14D-9 (or amendment thereto) that recommends that its stockholders reject such tender or exchange offer;

(v)

make any public proposal or public statement with respect to (A) any change in the number, term or identity of directors or the filling of any vacancies on the Board other than as provided under Section 1 of this Agreement, (B) any change in the capitalization, capital allocation policy or dividend policy of the Company, (C) any other change in the Company’s management or corporate or governance structure, (D) any waiver, amendment or modification to the Company’s Amended and Restated Certificate of Incorporation, as amended, or the By-Laws, (E) causing the Common Shares or any the securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing the Common Shares or any other securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vi)

knowingly encourage, advise or influence any third party or knowingly assist any third party in encouraging, advising or influencing any other person or entity

(A) with respect to the giving or withholding of any proxy or consent relating to, or other authority to vote, any Common Shares or other securities of the Company, or (B) in conducting any type of referendum relating to the Company (including for the avoidance of doubt with respect to the Company’s management or the Board) (other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter);

(vii)

form, join, or act in concert or knowingly participate with, any “group” as defined in Section 13(d)(3) of the Exchange Act, with respect to any Common Shares, other than solely with Covered Persons with respect to Common Shares now or hereafter owned by them;

(viii)

enter into a voting trust, arrangement or agreement with respect to any Common Shares, or subject any Common Shares to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement, (B) solely among NB and its Covered Persons or (C) granting proxies in solicitations made by the Board or

(D) granting proxies to such other persons or entities as are permitted under Section 1(a)(ii);

(ix)

institute, solicit or join, as a party, any litigation, arbitration, or other proceeding against or involving the Company or any of its Affiliates or any of its or their respective  current  or  former  directors  or  officers  (including  derivative actions); provided, however, that for the avoidance of doubt, the foregoing shall not prevent NB from (A) bringing litigation against the Company to enforce any provision of this Agreement instituted in accordance with and subject to Section 9, (B) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement,

(C) exercising statutory appraisal rights or (D) responding to or complying with validly issued legal process;

(x)

enter into any negotiations, agreements, arrangements, or understandings with any third party to take any action that the Covered Persons are prohibited from taking pursuant to this Section 2(a);

(xi)

make any disclosure, communication, announcement or statement, either publicly or in a manner reasonably likely to result in or require public disclosure, regarding the Board, the Company, its management, policies or affairs, strategy, operations, financial results, any of its securities or assets or this Agreement, except as permitted by Section 5; or

(xii)

make any request or submit any proposal to amend or waive the terms of this Agreement (including this subclause), in each case publicly or in a manner which would reasonably be expected to result in a public announcement or disclosure of such request or proposal by the Company or any of its Affiliates or any of the Covered Persons.

Notwithstanding anything in this Agreement to the contrary, the foregoing provisions of this Section 2 shall not be deemed to restrict NB from: (i) communicating privately with the Board or the Company’s executive officers, employees or representatives regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure by the Company, NB or any person, (ii) communicating privately with stockholders of the Company and others in a manner that does not otherwise violate this  Agreement, or (iii) making any public disclosure necessary to comply with any applicable law, rule or regulation (provided that the requirement to make such public disclosure does not arise as a result of any action taken by a Covered Person in violation of this Agreement).

(b)

Nothing in Section 2(a) shall be deemed to limit the exercise in good faith by the Agreed Appointee or a Replacement Director of such persons’ fiduciary duties solely in such person’s capacity as a director of the Company and in a manner consistent with such person’s and NB’s obligations under this Agreement.

3.

Representations and Warranties of the Company. The Company represents and warrants to NB that (A) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (B) this Agreement has been duly and validly authorized, executed and delivered by the Company, and assuming due execution by each counterparty hereto, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, and (C) the execution, delivery and performance of this Agreement by the Company does not and will not (1) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (2) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or material agreement to which the Company is a party or by which it is bound.

4.

Representations and Warranties of NB.NB represents and warrants to the Company that

(A) the authorized signatories of NB set forth on the signature pages hereto have the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind NB thereto, (B) this Agreement has been duly authorized, executed and delivered by NB, and assuming due execution by the Company, constitutes a valid and binding obligation of NB, and is enforceable against NB in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (C) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of NB as currently in effect, (D) the execution, delivery and performance of this Agreement by NB does not and will not (1) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to NB or (2) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (E) as of the date of this Agreement, NB beneficially owns (as determined under Rule 13d-3 promulgated under the Exchange Act) 4,760,464 Common Shares, (F) as of the date hereof, and except as set forth in clause (E) above, NB does not currently have, and does not currently have any right to acquire, any interest in any securities or assets of the Company or its Affiliates (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or assets or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Shares or any other class or series of the Company’s stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Shares, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement), and (G) NB has not directly or indirectly, compensated or agreed to compensate, and will not, directly or indirectly, compensate or agree to compensate any director or director nominee of the Company for his or her respective service as a director of the Company, including any Agreed Appointee, with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly or indirectly related to the Company or its securities.

5.

Disclosure. Promptly following the execution of this Agreement, the Company shall issue a press release in the form previously agreed to by the Parties (the “Press Release”) announcing execution of the Agreement and certain terms thereof. Promptly following the execution of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K (the “Form 8-K”) disclosing its entry into this Agreement and including a copy of this Agreement as an exhibit thereto. The Company shall provide NB with a copy of such Form 8-K prior to its filing with the SEC and shall consider in good faith any reasonable and timely comments of NB. Substantially concurrently with the filing of the Form 8-K, NB shall file with the SEC an amendment to NB’s Schedule 13D (the “Schedule 13D/A”) disclosing NB’s entry into this Agreement and including a copy of this Agreement as an exhibit thereto. NB shall provide the Company with a copy of such Schedule 13D/A prior to its filing with the SEC and shall consider in good faith any reasonable and timely comments of the Company. Except for the Press Release, neither of the Company or any of its Affiliates nor NB or any of its Affiliates shall make any public announcement or statement regarding the subject matter of this Agreement prior to the filing of the Form 8-K and Schedule 13D/A, without the prior written consent of the other Party.

6.

Specific Performance. Each of NB, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that NB, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7.

Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

8.

Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (A) upon receipt, when delivered personally; (B) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (C) two (2) business days after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company, to:

Enviri Corporation Two Logan Square 100-120 North 18th Street, 17th Fl.

Philadelphia, PA 19103 Attention: Russell C. Hochman

E-mail:

rhochman@enviri.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza

New York, NY 10004 Attention: Philip Richter, Esq.

Warren de Wied, Esq.

E-mail:

philip.richter@friedfrank.com warren.dewied@friedfrank.com

If to NB or any member thereof, to:

Neuberger Berman Group LLC 1290 Avenue of the Americas New York, NY 10104 Attention: Benjamin Nahum

Email: benjamin.nahum@nb.com

with a copy (which shall not constitute notice) to: Neuberger Berman Group LLC

1290 Avenue of the Americas New York, NY 10104 Attention: Corey Issing; Legal Email: corey.issing@nb.com with a copy (which shall not constitute notice) to: Proskauer Rose LLP

Eleven Times Square New York, NY 10036

Attention: Daniel Ganitsky, Esq.

Joshua A. Apfelroth, Esq.

Email:

dganitsky@proskauer.com japfelroth@proskauer.com

9.

Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (A) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (B) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by applicable legal requirements, any claim that (1) the suit, action or proceeding in such court is brought in an inconvenient forum,

(2) the venue of such suit, action or proceeding is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.

Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

11.

Mutual Non-Disparagement.

Subject to applicable law, NB covenants and agrees that, during the Standstill Period, and the Company covenants and agrees that, during the Standstill Period (or such earlier time at which the Company’s obligations under this Section 11 shall have terminated pursuant to the second sentence of Section (1)(a)(vii)), , neither it nor any of its controlled Affiliates or Associates shall, directly or indirectly, publicly criticize, disparage, call into disrepute, or otherwise defame or slander the other Party or such other Party’s subsidiaries, affiliates, successors, assigns, partners, members, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current officer or director of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or such other Party’s or its subsidiaries’ businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such person or entity or the other Party’s or its subsidiaries’ businesses, products or services. The foregoing shall not prevent the making of any factual statement in the event that the Company or any of its representatives or NB or any of its representatives is required to make that statement by applicable subpoena, legal process or other legal requirement or from privately communicating such statement to the board of directors, executive officers, employees or representatives of the other Party, so long as such communications would not reasonably be expected to require or result in any public disclosure of such communications.

12.

Securities Laws.

NB acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who directly or indirectly has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

13.

Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term.

This Agreement contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and NB. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to NB, the prior written consent of the Company, and with respect to the Company, the prior written consent of NB. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities. This Agreement shall terminate immediately following the 2027 Annual Meeting, except for the provisions of Sections 6, 7, 8, 9, 10, 12 and 13, which shall survive such termination; provided, however, that any Party may bring an action following such termination alleging a breach of this Agreement occurring prior to termination of this Agreement.

14.

Expenses.

Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby, except that the Company shall, promptly following execution of this Agreement, reimburse NB for its out of pocket fees and expenses incurred in connection with the negotiation and entry into this Agreement and the matters related thereto, in an amount not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate .

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date first set forth above.

THE COMPANY:

ENVIRI CORPORATION

By:

 Name: Russell C. Hochman

Title: SVP & General Counsel, Chief Compliance Officer & Corp Secretary